Exhibit 23

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Great Southern Bancorp, Inc.

Springfield, Missouri

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-189497, 333-225665 and 333-265683) of Great Southern Bancorp, Inc. of our reports dated March 7, 2025, with respect to the consolidated financial statements of Great Southern Bancorp, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/Forvis Mazars, LLP

Springfield, Missouri

March 7, 2025